                       BLACKWELL SANDERS PEPER MARTIN LLP
                          13710 FNB PARKWAY, SUITE 200
                      P.O. BOX 542090, OMAHA, NE 68154-8090
                     TEL: (402) 964-5000 FAX: (402)964-5050
                        WEBSITE: www.blackwellsanders.com

                                December 12, 2001

Matrix Bancorp, Inc.
1380 Lawrence Street
Suite 1400
Denver, Colorado 80204

Ladies and Gentlemen:

         We have acted as counsel to Matrix Bancorp, Inc., a Colorado corporation (the "Company"), in connection with the proposed registration of:
(i) $1,734,565.80 principal amount of unsecured obligations of the Company to pay deferred compensation (the "Deferred Compensation Obligations") in accordance with the terms of the Amended and Restated Matrix Bancorp, Inc.
Executive Deferred Compensation Plan (the "Plan"), and (ii) 100,000 shares of common stock of the Company, par value $0.001 (the "Shares") pursuant to the
Plan.

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when issued in accordance with the Plan:
(i) the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equitable principles, and (ii) the Shares will constitute legally issued, fully paid and non-assessable shares of common stock of the Company.

         We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which the Deferred Compensation Obligations and the Shares will be issued and to any reference to us in such registration statement.

                                    Very truly yours,

                                    /s/ Blackwell Sanders Peper Martin LLP